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MONSANTO COMPANY ADDS MARCOS LUTZ TO BOARD OF DIRECTORS

ST. LOUIS (May 28, 2014) – Monsanto Company (NYSE: MON) announced today the appointment of Marcos Lutz to the company’s board of directors. Lutz is the chief executive officer of Cosan SA and a director of Cosan Ltd. (NYSE: CZZ) – a Brazil-based company that operates businesses in sugar and ethanol, fuel, logistics services, lubricants and piped natural gas in Brazil and regions including Europe, the Middle East, Asia and North America. He joined Cosan in 2007 and has served as chief executive officer of Cosan SA and as a director of Cosan Ltd. since 2009.

Prior to joining Cosan, he held senior leadership roles at Companhia Siderurgica Nacional SA, serving as vice president of Infrastructure and Energy, with responsibility for the company’s hydroelectric plants, logistics, railways and port terminals. Other prior positions include chief operating officer, Logistics for Ultrapapar Participacoes SA, as well as other leadership roles in that organization.

 “On behalf of Monsanto, I am pleased to welcome Marcos Lutz as an independent director to our board,” said Hugh Grant, Monsanto’s chairman of the board and chief executive officer. “Marcos’ leadership of a diversified global business, his expertise in sustainability and renewable fuels, and experience in Brazil – our company’s second largest market following the United States – will bring valuable insight to our board and serve Monsanto well as we work to continue to grow in Brazil and around the world.”

His appointment is effective immediately, and he will stand for election to the board at the 2015 annual meeting of shareowners. He will serve on the science and technology committee and the sustainability and corporate responsibility committee.

Lutz holds a bachelor of science degree in naval engineering from the University of São Paulo and a master of business administration degree from Northwestern University’s Kellogg School of Management.

The addition of Marcos Lutz to Monsanto’s board brings the number of directors to 13, with 12 independent directors. Additional information on Monsanto’s Board of Directors can be accessed at http://www.monsanto.com/whoweare/Pages/board-of-directors.aspx.  For more information on Monsanto’s board committees, visit http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

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